Exhibit 99.3

Contact:	Darrell W. Crate
Affiliated Managers Group, Inc.
(617) 747-3300

AMG Settles Forward Equity Purchase Contract Component of 2001 PRIDES

Boston, MA, November 18, 2004 – Affiliated Managers Group, Inc. (NYSE: AMG) announced that, as required by the terms of the forward equity purchase contract component of the mandatory convertible securities issued in 2001 (the “2001 PRIDES”), the holders have satisfied their obligations to purchase shares of AMG Common Stock.  As a result, the Company issued approximately 3.4 million shares of Common Stock on November 17, 2004, for aggregate cash proceeds to the Company of approximately $190 million.

The equity purchase contract component of the 2001 PRIDES required the holders to purchase AMG Common Stock at a settlement rate ranging from 0.4461 to 0.5130 shares per $25 purchase contract, depending on the average closing price per share of AMG Common Stock for the 20 consecutive trading day period ended November 12, 2004.  Based on the average closing price of AMG Common Stock, the settlement rate was 0.4461.

AMG is an asset management company with equity investments in a diverse group of mid-sized investment management firms.  Pro forma for its pending investment in TimesSquare Capital Management and acquisition of the Fremont Funds, AMG’s affiliated investment management firms managed approximately $109 billion in assets at September 30, 2004.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to close pending investments, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in AMG’s Form 10-K for the year ended December 31, 2003.

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For more information on Affiliated Managers Group, Inc.,

please visit AMG’s Web site at www.amg.com.